Exhibit 17.2
June 21, 2001

Mr. Stephen L. Cussons
Chairman
Wireless Ventures, Inc.
Suite 500, 100 Allstate Parkway
Markham, Ontario Canada  L3R 6H3


Dear Steve,

I hereby resign as a director of Wireless Ventures, Inc. in accordance with the terms of the completion of the acquisition of 4Cash by Wireless Ventures from IRMG.

Sincerely,


/s/ David O'Kell
----------------

David C. O'Kell
185 Glencairn Ave.
Toronto, Ont.  M4R 1N3